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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             BARR LABORATORIES, INC.

                Under Section 807 of the Business Corporation Law

      We, the undersigned, Bruce L. Downey and Paul M. Bisaro, being respectively the President and the Secretary of Barr Laboratories, Inc., hereby certify:

      1. The name of the corporation is Barr Laboratories, Inc.

      2. The Certificate of Incorporation was filed by the Department of State on May 6, 1970.

      3. The text of the Certificate of Incorporation is hereby restated without amendments or changes to read as herein set forth in full:

      FIRST:   The name of the corporation is

               BARR LABORATORIES, INC.

      SECOND:  The corporation is formed for the following purpose or purposes:

                To conduct and carry on in all its branches the business of manufacturing, selling, and distributing chemicals, chemical compounds, drugs, medicines, and chemical, medicinal, and pharmaceutical preparations, compounds, and materials of every kind and description, and all articles and products related thereto; and to purchase, manufacture, produce, refine, mine, or otherwise acquire, invest in, own, hold, use, mortgage, create security interests in, pledge, sell, assign, transfer or otherwise dispose of, trade, deal in, and deal with any and all kinds of chemicals and source materials, ingredients, mixtures, derivatives and compounds thereof, and any and all kinds of products of which any of the foregoing constitute an ingredient or in the production of which any of the foregoing are used, including but not limited to medicines, pharmaceuticals, and industrial chemicals of all kinds.
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      To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

      To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants and concessions.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

THIRD: The office of the corporation is to be located in New York City, New York County.

FOURTH: The number of shares of all classes of stock which the corporation shall have authority to issue is 100,000,000 shares of common stock of the par value of $.01 per share, entitled to one vote per share, and 2,000,000 shares of preferred stock of the par value of $1.00 per share. The Board of Directors shall have authority, by amendments to the Certificate of
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Incorporation made from time to time by action of the Board of Directors without stockholder approval, in the manner provided by law, to divide the shares of Preferred Stock into series, to determine the number of shares of any such series, and to determine for any series the designation, relative rights, preferences, and limitations of the shares of any such series to the extent not fixed by the Certificate of Incorporation. Without limiting the generality of the foregoing, the authority hereby vested in the Board of Directors as to each series of Preferred Stock shall include, except to the extent restricted by law, authority in respect of:

      (a) the voting rights, if any, of the shares of such series, whether full or limited or multiple;

      (b) the dividends payable in respect thereof, whether cumulative, non-cumulative or partially cumulative;

      (c) whether the dividends thereon shall be payable on a parity with or in preference to or contingent upon dividends payable on any other class or series;

      (d) the preferential rights thereof upon dissolution or liquidation or upon any distribution of assets of the Company;

      (e) whether the shares thereof shall be subject to redemption, in whole or in part, at the option of the Company in cash, in bonds or other written obligations of the Company for the payment of money, or property, and at what price or prices, within such period or periods and under such condition as are stated in any amendment to the Certificate of Incorporation or in such other instrument as may be provided by law for the statement thereof;

      (f) the requirements of any sinking fund or funds if any, to be applied to the purchase or redemption of shares of such series and the amount of or manner of creating such fund or funds and the manner of application thereof;

      (g) the rights, if any, of the holders of shares of such series to convert the same into, or to exchange the same for, shares of any other class or classes or of any series of the same, and the price or prices and rate or rates of exchange at which such shares shall be convertible or exchangeable, and other terms or conditions of such conversion or exchange; and

      (h) any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.
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Section 1 - Series A Preferred Stock.

      (a) 1,000,000 shares of the authorized shares of Preferred Stock, par value $1.00 each, shall be designated Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock".)

            The powers, preferences and rights and the qualifications, limitations or restrictions thereof in respect of the Cumulative Series A Preferred Stock, are as follows:

      (b) The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared cumulative preferred cash dividends at the rate of $.50 per share per annum payable on such dates as the directors may determine in preference to dividends on any other class of stock.

      (c) At any time after full cumulative dividends for all previous dividend periods shall have been paid on the Series A Preferred Stock, and after declaring and setting aside a sum for the payment of full cumulative dividends on the Series A Preferred Stock for the then current dividend period, and provided all accumulated dividends on all outstanding shares of Series A Preferred Stock shall have been paid in full or set apart for payment in full, then, and not prior thereto, out of the net profits or net assets of the Corporation applicable to dividends, dividends may be declared on the other class or classes of stock, subject to the respective terms and provisions (if any) applicable thereto.

      (d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made or set apart to any other class or classes of stock, the Series A Preferred Stock shall be entitled to receive a sum equivalent to all unpaid cumulative dividends (if any) accumulated thereon, and, in addition thereto, each share of the Series A Preferred Stock shall be entitled to receive five dollars ($5.00) per share, and no more. After distribution, voluntary or involuntary, as the case may be, shall have been made to the Series A Preferred Stock, as herein provided, but not prior thereto, the other class or classes of stock shall be entitled to receive all the remainder of the assets so distributed, subject to the respective terms and provisions (if any) applying thereto.

      (e) Nothing herein contained shall limit any right of the Corporation conferred hereby or by law to purchase any shares of the Series A Preferred Stock.

      (f) All shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock of the Corporation into which each such share of Series A Preferred Stock may be converted, and to receive notices of any meetings of the holders of the Corporation's capital stock.
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      (g)   At the option of the holders thereof, the Corporation shall convert all or any part of the shares of Series A Preferred Stock held by the holder thereof into shares of common stock of the Corporation at the rate of one share of Series A Preferred Stock for four shares of common stock. The holder of the shares to be so converted shall deliver the certificate or certificates representing such shares, properly endorsed for transfer, to the Corporation at its principal place of business on the conversion date (as hereinafter defined) against receipt of the shares of common stock into which such shares are being converted. The Corporation shall pay any and all transfer taxes payable on the transfer and issuance.

      (h)   Conversions of the Series A Preferred Stock pursuant to paragraph
            (g) hereof shall be instituted by the mailing of a notice to the Corporation by the holder thereof stating the number of shares of Series A Preferred Stock to be converted. The postmarked date of such notice shall be the conversion date as used herein. From and after the conversion date, all rights of such holder with respect to the shares of Series A Preferred Stock to be converted permanently cease and terminate except the right to receive the shares of common stock to be issued to the holder as of the conversion date.

FIFTH: No shareholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized (whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder), other than such rights, if any, as the Board of Directors in its discretion, from to time to time may grant; and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into carrying options or warrants to purchase shares of any class without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

SIXTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: 460 Park Avenue, New York, NY 10022.

SEVENTH: The duration of the corporation is to be perpetual.

EIGHTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish
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indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

      4. This Restatement of the Certificate of Incorporation was authorized by the Board of Directors.

      IN WITNESS WHEREOF, we have signed this Certificate on this ___ day of January 1998 and we affirm the statements contained therein as true under penalties of perjury


      ------------------------              ----------------------------
           Paul M. Bisaro                          Bruce L. Downey
             Secretary                                President